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                                                                    EXHIBIT 12.1

                      SARA LEE CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (in millions except ratios)

                                                                      July 1,     July 3,
                                                                       2000       1999 (1)
                                                                      ------      -------
Fixed charges:
     Interest expense                                                 $  252      $  237
     Interest portion of rental expense                                   63          62
                                                                      ------      ------

     Total fixed charges before capitalized interest                     315         299
     Capitalized interest                                                  9           3
                                                                      ------      ------

          Total fixed charges                                         $  324      $  302
                                                                      ======      ======


Earnings available for fixed charges:
     Income before income taxes continuing operations                 $1,567      $1,570
     Less undistributed income in minority owned companies                (8)         (6)
     Add minority interest in majority-owned subsidiaries                 35          31
     Add amortization of capitalized interest                             24          23
     Add fixed charges before capitalized interest                       315         299
                                                                      ------      ------

          Total earnings available for fixed charges                  $1,933      $1,917
                                                                      ======      ======

Ratio of earnings to fixed charges                                       6.0         6.3
                                                                      ======      ======

(1) During the second quarter of fiscal 1999, the corporation recorded a pre-tax charge of $76 million in connection with the recall of certain of its meat products.

     During the first quarter of fiscal 1999, the corporation recorded a pre-tax gain of $137 million in connection with the sale of its tobacco business.